UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 28, 2012

NORTHERN OIL AND GAS, INC.
(Exact name of Registrant as specified in its charter)

Minnesota	001-33999	95-3848122
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

315 Manitoba Avenue – Suite 200 Wayzata, Minnesota	55391
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (952) 476-9800

[Missing Graphic Reference]

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into  a Material Definitive Agreement.

On February 28, 2012, Northern Oil and Gas, Inc. (the “Company”) entered into a third amended and restated credit agreement (the “Restated Credit Agreement”) governing the Company’s revolving credit facility.  The credit facility under the Restated Credit Agreement replaces the Company’s prior credit facility with Macquarie Bank Limited under the second amended and restated credit agreement, dated August 8, 2011.

The credit facility is now syndicated with eleven lenders, with Royal Bank of Canada serving as Administrative Agent; SunTrust Bank serving as Syndication Agent; Bank of Montreal, KeyBank N.A. and U.S. Bank National Association serving as Co-Documentation Agents; and additional participating banks BMO Harris Financing, Inc., Capital One, N.A., Bank of Scotland plc, Bank of Oklahoma, BB&T Capital Markets, Cadence Bank N.A. and Macquarie Bank Limited.

Total credit available to the Company under the credit facility is the lesser of $750 million and the borrowing base then in effect, which is initially $250 million.  The credit facility provides for semi-annual borrowing base redeterminations each April and October (starting in October 2012) and for event-driven unscheduled redeterminations.  Any borrowing base increase requires the consent of all lenders.  As of February 28, 2012, the outstanding balance under the credit facility was $147.5 million, leaving $102.5 million of borrowing capacity available under the facility (in addition to our approximately $20 million of cash on hand).  The credit facility matures on January 1, 2017.

The Company has the option to designate the reference rate of interest for each specific borrowing under the credit facility as amounts are advanced.  Borrowings under the credit facility can either be at the Alternate Base Rate (as defined in the Restated Credit Agreement) plus a spread ranging from 0.75% to 1.75%, or at the Adjusted LIBOR Rate (as defined in the Restated Credit Agreement) plus a spread ranging from 1.75% to 2.75%.  The applicable spread is dependent upon borrowings relative to the borrowing base.  A commitment fee is paid on the undrawn balance based on an annual rate of 0.375% to 0.50%.  As of February 28, 2012, the commitment fee was 0.50% and the interest rate margin was 2.25% on LIBOR loans and 1.25% on base rate loans.  The facility contains negative covenants that limit our ability, among other things, to pay cash dividends, incur additional indebtedness, sell assets, enter into certain derivatives contracts, change the nature of our business or operations, merge, consolidate, or make certain types of investments.  In addition, we are required to maintain a ratio of debt to EBITDAX (as defined in the Restated Credit Agreement) of no greater than 4.0 to 1.0, a current ratio (as defined in the Restated Credit Agreement) of no less than 1.0 to 1.0 and a ratio of EBITDAX to interest expense of no less than 3.0 to 1.0.

The applicable interest rate increases under the facility and the lenders may accelerate payments under the facility, or call all obligations due under certain circumstances, upon an event of default.  The facility references various events constituting a default, including, but not limited to, failure to pay interest on any loan under the facility, any material violation of any representation or warranty under the Restated Credit Agreement, failure to observe or perform certain covenants under the Restated Credit Agreement, a change in control of the Company, default under any other material indebtedness of the Company, bankruptcy and similar proceedings and failure to pay disbursements from lines of credit issued under the facility.

All obligations of the Company under the facility and any swap agreements entered into with lenders are secured by a first priority security interest in any and all assets of the Company.

The Restated Credit Agreement is included as an exhibit to this Form 8-K.  The foregoing description of the material terms of the facility is qualified in its entirety by reference to the exhibit filed herewith.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01                      Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1
Third Amended and Restated Credit Agreement, dated as of February 28, 2012, among Northern Oil and Gas, Inc., as Borrower, Royal Bank of Canada, as Administrative Agent, SunTrust Bank, as Syndication Agent, Bank of Montreal, KeyBank, N.A. and U.S. Bank N.A., as Co-Documentation Agents, and the Lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2012	NORTHERN OIL AND GAS, INC. By /s/ Erik J. Romslo Erik J. Romslo Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Title of Document	Method of Filing
10.1
Third Amended and Restated Credit Agreement, dated as of February 28, 2012, among Northern Oil and Gas, Inc., as Borrower, Royal Bank of Canada, as Administrative Agent, SunTrust Bank, as Syndication Agent, Bank of Montreal, KeyBank, N.A. and U.S. Bank N.A., as Co-Documentation Agents, and the Lenders party thereto.
Filed Electronically